UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 6, 2020

HERITAGE GLOBAL INC.

(Exact name of registrant as specified in its charter)

Florida	001-39471	59-2291344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12625 High Bluff Drive, Suite 305, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 847-0656

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	HGBL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 2, 2020, Heritage Global Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lake Street Capital Markets, LLC, the representative of the underwriters named therein (collectively, the “Underwriters”) relating to an underwritten public offering (the “Offering”) of an aggregate of 5,462,500 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), which includes 712,500 Shares sold pursuant to the full exercise of the Underwriter’s option to purchase additional shares of Common Stock. Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriters have agreed to purchase and the Company has agreed to sell the Shares at a public offering price of $1.75 per Share, less the underwriting discounts and commissions of $0.091 per Share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 712,500 shares of Common Stock at the same price, less underwriting discounts and commissions. The Offering closed on October 6, 2020 (the “Closing”). The net proceeds to the Company from the Offering after deducting the underwriting discounts and commissions and estimated offering expenses after the Closing are approximately $8.7 million.

Lake Street Capital Markets LLC (the “Representative”) acted as sole book-running manager for the Offering. Colliers Securities LLC acted as the co-manager for the Offering.

The Offering was made pursuant to a prospectus supplement, dated October 2, 2020, and a base prospectus, dated September 15, 2020, included in the Company’s effective shelf registration statement on Form S-3 (File No. 333-248578), which was filed with the Securities and Exchange Commission on September 3, 2020.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification and contribution obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Pursuant to the Underwriting Agreement, the Company, its officers and directors and certain of its stockholders have agreed to customary lockup periods pursuant to which they have agreed, subject to certain exceptions, not to offer, pledge, sell, or purchase any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock without the prior written consent of the Representative.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On October 1, 2020, the Company issued a press release announcing the launch of the Offering, and on October 2, 2020, the Company issued a separate press release announcing the pricing of the Offering. Copies of each press release are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

1.1	Underwriting Agreement, dated as of October 2, 2020, by and among Heritage Global Inc. and Lake Street Capital Markets LLC, as representative of the several underwriters named therein.
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).
99.1	Press Release issued October 1, 2020 (furnished herewith).
99.2	Press Release issued October 2, 2020 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2020	HERITAGE GLOBAL INC.
(Registrant)

	By:	/s/ Scott A. West
Scott A. West
Chief Financial Officer
(principal financial officer)